Exhibit 4.1

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

ENERGY VAULT HOLDINGS, INC.

Amended and Restated Convertible Debenture

Original Principal Amount: $30,000,000 Outstanding Principal Amount: $23,000,000

Issuance Date: September 22, 2025

Number: NRGV-1

FOR VALUE RECEIVED, ENERGY VAULT HOLDINGS, INC., an entity organized under the laws of Delaware (the "Company"), hereby promises to pay to YA II PN, LTD., or its registered assigns (the "Holder") the amount set out above as Original Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”) and the Redemption Premium, as applicable, in each case when due, and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). The Issuance Date is the date of the first issuance of this Convertible Debenture (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Debenture”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Debenture. This Debenture was originally issued pursuant to the Securities Purchase Agreement dated as of September 22, 2025, between the Company and the Buyers listed on the Schedule of Buyers attached thereto (as it may be amended from time to time, the “Securities Purchase Agreement”). Certain capitalized terms used herein are defined in Section (14).

(1)           GENERAL TERMS

(a)           Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The "Maturity Date" shall be March 22, 2027. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b)           Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 7.00% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18.00% upon the occurrence of an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(2)           REDEMPTIONS

(a)           (i)             Monthly Cash Redemptions. The Company shall, at its own option, (A) redeem in cash each Installment Amount (as defined in Section (14)) set forth on the Redemption Schedule (as defined in Section (14)) (a “Company Redemption”) on each applicable Redemption Date (as defined in Section (14)), subject to the provisions of this Section (2)(a)(i) and Section (2)(b) below, (B) allow such Installment Amount to be converted by the Holder in accordance with Section (4)(c), or (C) elect a combination of a Company Redemption and a conversion described in clause (B) above. On or prior to each Redemption Date, the Company shall deliver written notice in the form attached hereto as Exhibit II(a)(i) (each, an “Company Redemption Notice”) to the Holder which Company Redemption Notice shall either: (i) state that the Company elects to redeem, in whole or in part, the applicable Installment Amount in cash pursuant to a Company Redemption, and/or (ii) confirm that all or the applicable portion of the applicable Installment Amount may be converted by the Holder in whole, or in part, pursuant Section (4)(c) any time after the applicable Redemption Date.

If the Company does not timely deliver a Company Redemption Notice on or prior to the Redemption Date in accordance with this Section (2)(a)(i), then the Company shall be deemed to have delivered a Company Redemption Notice confirming that the applicable Installment Amount may be converted by the Holder in accordance with Section (4)(c). For the avoidance of doubt, upon the delivery, or deemed delivery, of a Company Redemption Notice allowing such Installment Amount to be converted by the Holder, the Company’s obligation to redeem such Installment Amount pursuant to this Section 2(a) shall be satisfied on the applicable Redemption Date and Interest on the related Principal amount shall cease to accrue as of the date that is the earlier of (1) the one-month anniversary of such Redemption Date or (2) the date the Holder exercises its right to converts such Installment Amount in accordance with Section (4)(c), regardless of whether such conversion would result in the issuance of shares of Common Stock in excess of the Beneficial Ownership Cap.

Notwithstanding the foregoing, in the event that as of any Redemption Date there is an Event of Default or an Amortization Event in effect which has not been cured, then, in respect of such Redemption Date, (i) the Company shall be required to redeem in cash through a Company Redemption, (ii) the applicable Installment Amount shall be the greater of the Installment Amount set forth on the Redemption Schedule or the Amortization Installment Amount, and (iii) the applicable Redemption Premium shall be as set forth in Section (14)(ii) hereof.

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In the event that the daily VWAP on each of the five consecutive Trading Days immediately prior to the Redemption Date exceeds a price equal to 115% of the Fixed Price and during such period there shall not have occurred (A) an Event of Default, (B) an Amortization Event, or (C) an event that with the passage of time or giving of notice would constitute an Event of Default or an Amortization Event then no Company Redemption shall be due and payable on such Redemption Date.

The amounts of any conversions made by the Holder at the Fixed Price or any Optional Redemptions made by the Company pursuant to this Debenture on or before any Redemption Date shall have the effect of adjusting the Redemption Schedule by reducing the Installment Amount of future payments coming due in reverse chronological order (i.e. starting with the latest payments first).

(ii)            Mandatory Redemptions. The Company shall redeem in cash each Mandatory Redemption Amount (as defined in Section (14)) on each Redemption Date, subject to the provisions of this Section (2)(a)(ii) and Section (2)(b) below. On or prior to each Redemption Date with respect to a Mandatory Redemption Event, the Company shall deliver written notice in the form attached hereto as Exhibit II(a)(ii) (each, an “Mandatory Redemption Notice”) to the Holder which Mandatory Redemption Notice shall confirm the aggregate commitment amount of the Mandatory Redemption Indebtedness (as defined in Section (14)) incurred, the amount of the Mandatory Redemption Amount and the date of payment of the Mandatory Redemption Amount. Notwithstanding the foregoing, the Holder, in its sole discretion, may agree in writing to waive payment of the Mandatory Redemption Amount following receipt of a Mandatory Redemption Notice. Any such waivers of any particular Mandatory Redemption Amount shall not waive or be deemed a course of conduct to waive any additional or future Mandatory Redemption Amounts that arise under this Section 2(a)(ii).

If the Company does not timely deliver a Mandatory Redemption Notice on or prior to the Redemption Date in accordance with this Section (2)(a)(ii), then an Event of Default shall automatically and immediately occur hereunder. Any redemption pursuant to this Section 2(a)(ii) may, at the Company’s discretion, be pursuant to a Mandatory Redemption Notice given prior to the completion or occurrence of a Mandatory Redemption Event, and such redemption or notice may, at the Company’s discretion, be subject to the completion or occurrence of the related Mandatory Redemption Event or other transaction or event, as the case may be.

Any Mandatory Redemption Amounts actually paid in cash on or before any Redemption Date shall have the effect of adjusting the Redemption Schedule by reducing the Installment Schedule of future payments coming due in reverse chronological order (i.e., starting with the latest payments first).

(b)           Company Redemption; Mandatory Redemption. If (i) the Company elects or is required to make a Company Redemption in cash in accordance with Section (2)(a)(i), then the amount to be paid shall be the sum of the applicable Installment Amount (or Amortization Installment Amount, if applicable) plus the corresponding Redemption Premium or (ii) the Company is required to make a pay any Mandatory Redemption Amount in cash in accordance with Section 2(a)(ii), then the amount to be paid in cash shall be the sum of the applicable Mandatory Redemption Amount plus the corresponding Redemption Premium (in either such case of clause (b)(i) above or (b)(ii) above, collectively referred to herein as the “Redemption Amount”). The Redemption Amount shall be paid by the Company on or before such Redemption Date, by wire transfer of immediately available funds. If the Company fails to redeem the full Redemption Amount on the applicable Redemption Date for any Company Redemption, then the Company shall be deemed to have delivered a Company Redemption Notice confirming that the unpaid portion of the applicable Redemption Amount may be converted by the Holder pursuant to Section (4)(c).

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(c)           Company Additional Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under this Debenture as described in this Section (each such option, an “Optional Redemption”); provided, that the Company provides the Holder with written notice (each, an “Optional Redemption Notice”) of its desire to exercise an Optional Redemption, which Optional Redemption Notice shall be delivered to the Holder after the close of regular trading hours on a Trading Day. Each Optional Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Debenture to be redeemed and the applicable Optional Redemption Amount.

(i)             Fixed Price Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under this Debenture if the VWAP of the Common Stock is less than the Fixed Price on the date the Optional Redemption Notice is delivered (a “Fixed Price Optional Redemption”); provided, that such Fixed Price Optional Redemption, when aggregated with all other redemptions made pursuant to this Section 2(c)(i), shall not exceed an aggregate principal amount of $11,500,000. The “Optional Redemption Amount” in respect of a Fixed Price Optional Redemption shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) the applicable Redemption Premium (as set forth in Section (14)(ii)  hereof) in respect of such Principal amount plus (c) all accrued and unpaid interest hereunder as of the date of such redemption.

(ii)            Change of Control Transaction Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem early all, but not less than all, amounts outstanding under this Debenture if a Change of Control Transaction occurs (a “Change of Control Transaction Optional Redemption”). The “Optional Redemption Amount” in respect of a Change of Control Transaction Optional Redemption shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) the applicable Redemption Premium (as set forth in Section (14)(ii) hereof) in respect of such Principal amount plus (c) all accrued and unpaid interest hereunder as of the date of such redemption.

(iii)           After receipt of an Optional Redemption Notice, the Holder shall have seven (7) Trading Days (beginning with the Trading Day immediately following the date the Optional Redemption Notice is delivered to the Holder in accordance with the terms of this Section (2)(c)) to elect to convert the Principal amount, and accrued and unpaid Interest, subject to the Optional Redemption. On the eighth (8th) Trading Day following the delivery of the applicable Optional Redemption Notice, the Company shall deliver to the Holder the Optional Redemption Amount with respect to the Principal amount redeemed to the extent not converted or otherwise repaid after giving effect to the conversions or other payments made during such seven (7) Trading Day period.

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(d)           Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(3)           EVENTS OF DEFAULT.

(a)           An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body, in each case of competent jurisdiction) shall have occurred:

(i)             The Company's failure to pay to the Holder any amount of Principal, Redemption Premium, Redemption Amount (including on the applicable Redemption Date for any Mandatory Redemption Event), Interest, or other amounts when and as due under this Debenture or any other Transaction Document and such failure continues for a period of five (5) Business Days;

(ii)            (A) The Company shall commence, or there shall be commenced against the Company, any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company, in any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; (B) the Company is adjudicated insolvent or bankrupt; (C) any order of relief or other order approving any such case or proceeding is entered; (D) the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (E) the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; (F) the Company shall fail to pay, shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (G) the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (H) the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (I) any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

(iii)           The Company shall default in any of its obligations under any note, debenture, mortgage, credit agreement or other facility, indenture agreement, guarantee or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money of the Company or as to which the Company is a guarantor, in an amount exceeding $2,000,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, withing the (10) Trading Days, and shall result, such indebtedness becomes or is declared due and payable;

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(iv)           A final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within forty five (45) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $2,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within forty five (45) days of the issuance of such judgment;

(v)            The Common Stock shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

(vi)           A Change of Control Transaction (as defined in Section (14)) occurs unless in connection with such Change of Control Transaction this Debenture is redeemed under Section (2)(c);

(vii)          The Company's (A) failure to deliver the required number of shares of Common Stock to the Holder within two (2) Trading Days after the applicable Share Delivery Date (after giving effect to any permitted extensions) or (B) notice to any holder of the Debenture, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of all or a portion of this Debenture into shares of Common Stock that is tendered in accordance with the provisions of this Debenture, other than pursuant to Section (4)(e);

(viii)         The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined below) within five (5) Business Days after such payment is due;

(ix)           The Company’s failure to file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act, and such failure continues for a period of ten (10) Business Days;

(x)            Any representation or warranty made or deemed to be made by or on behalf of the Company in or in connection with any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(xi)           (A) Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; (B) the Company, acting in bad faith, or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or (C) the Company, acting in bad faith, denies in writing that it has any or further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in accordance with the relevant termination provisions) or rescind any Transaction Document;

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(xii)           The Company uses the proceeds of the issuance of this Debenture, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(xiii)          [Reserved]; or

(xiv)         The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be otherwise covered by Sections (3)(a)(i) through 3(a)(xiii) hereof) or any other Transaction Document which is not cured or remedied within the time prescribed or if no time is prescribed within thirty (30) Business Days.

(b)           During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (3)(a)(ii)), the full unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect of this Debenture, to the date of acceleration shall become at the Holder's election given by notice pursuant to Section (7), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (3)(a)(ii), the full unpaid Principal amount of this Debenture, together with accrued and unpaid interest and other amounts owing in respect of this Debenture to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, at the Conversion Price determined in accordance with part (B) of Section (4)(a)(ii), on one or more occasions all or part of the unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect of this Debenture, in accordance with Section (4) and subject to the limitations in Section (4)(e) (but not subject to any other limitations contained herein) at any time after (x) an Event of Default (provided that such Event of Default is continuing) or (y) the Maturity Date, provided that this Debenture remains outstanding. The Holder need not provide, and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than any required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

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(4)           CONVERSION OF DEBENTURE. This Debenture shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section (4).

(a)           Conversion Right. Subject to the limitations of Section (4)(e), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section (4)(b) and (4)(c), at the applicable Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a) shall be determined by dividing (x) such Conversion Amount by (y) the applicable Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All calculations under this Section (4) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(i)             "Conversion Amount" means the portion of the Principal, Interest, or other amounts outstanding under this Debenture to be converted or otherwise with respect to which this determination is being made.

(ii)            "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination (A) with respect to a Conversion pursuant to Section (4)(b), $4.50 per share of Common Stock (the “Fixed Price”) and (B) with respect to a Conversion pursuant to Section (3)(b) or Section (4)(c), the lower of (i) the Fixed Price, or (ii) 97% of the lowest daily VWAP for the Common Stock during the 4 consecutive Trading Days immediately preceding the Conversion Date (the “Market Price”), but which Market Price shall not be lower than the Floor Price. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.

(b)           Fixed Price Conversions. The Holder may at any time and from time to time, elect to convert any Principal amount which is outstanding, and any accrued and unpaid interest, at a Conversion Price equal to the Fixed Price by serving a Conversion Notice on the Company in accordance with Section (4)(d).

(c)           Market Price Conversions. In respect of any Installment Amount (or other additional amounts as may be agreed by the Company) subject to a Company Redemption Notice confirming (or deemed to confirming pursuant to Section (2)(a) or (2)(b)) that the applicable Installment Amount (or other additional amounts as may be agreed by the Company) may be converted by the Holder, the Holder may, at any time and from time to time after such applicable Redemption Date, convert a Conversion Amount up to the applicable Installment Amount (or other additional amounts as may be agreed by the Company, or any portion thereof) at a Conversion Price based on the lower of the Fixed Price or the Market Price by serving a Conversion Notice on the Company in accordance with Section (4)(d).

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(d)           Mechanics of Conversion.

(i)             Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a "Conversion Date"), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit III (the "Conversion Notice") to the Company and (B) if required by Section (4)(d)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Shares of Common Stock and provided that the Transfer Agent is participating in the Depository Trust Company's ("DTC") Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Shares of Common Stock to which the Holder shall be entitled which certificates shall bear restrictive legends unless not required pursuant to rules and regulations of the Commission. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the Shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Shares of Common Stock upon the receipt by the Company of a Conversion Notice.

(ii)            Company's Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date (or, if such failure occurs through no fault of the Company, on or prior to the 2nd (second) Trading Day following the Share Delivery Date) to issue and deliver a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder's conversion of any Conversion Amount (a "Conversion Failure"), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock to which the Holder is entitled with respect to such Conversion Notice and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, multiplied by (B) the Closing Price on the Conversion Date.

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(iii)           Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon any conversion.

(e)           Limitations on Conversions.

(i)             Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion the Holder, together with any Affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Cap”). Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of the Beneficial Ownership Cap, the Holder shall have the authority and obligation to determine whether the Beneficial Ownership Cap will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Debenture that, without regard to any other shares that the Holder or its Affiliates may beneficially own, would result in the issuance in excess of the Beneficial Ownership Cap, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (4)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

(ii)            Principal Market Limitation. Notwithstanding anything in this Debenture to the contrary, the Company shall not issue any Shares of Common Stock upon conversion of this Debenture, or otherwise, if the issuance of such Shares of Common Stock, together with any Shares of Common Stock issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number Shares of Common Stock that the Company may issue in a transaction in compliance with the Company’s obligations under the rules or regulations of the Principal Market and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply if the Company’s stockholders have approved such issuances on such terms in excess of the Exchange Cap in accordance with the rules and regulations of Principal Market.

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(f)            Other Provisions.

(i)             All calculations under this Section (4) shall be rounded to the nearest $0.0001 or whole share.

(ii)            So long as this Debenture or any Other Debentures remain outstanding, the Company shall have reserved from its duly authorized share capital, and shall have instructed the Transfer Agent to irrevocably reserve, the maximum number of Shares of Common Stock issuable upon conversion of this Debenture and the Other Debentures (assuming for purposes hereof that (x) this Debenture and such Other Debentures are convertible at the Floor Price as of the date of determination, and (y) any such conversion shall not take into account any limitations on the conversion of the Debenture or Other Debentures set forth herein or therein (the “Required Reserve Amount”)), provided that at no time shall the number of Shares of Common Stock reserved pursuant to this Section (4)(f)(ii) be reduced other than pursuant to the conversion of this Debenture and the Other Debentures in accordance with their terms, and/or cancellation, or reverse stock split. If at any time while this Debenture or any Other Debentures remain outstanding, the Company does not have a sufficient number of authorized and unreserved Shares of Common Stock to satisfy the obligation to reserve for the issuance the Required Reserve Amount, the Company will promptly take all corporate action necessary to propose to a meeting of its stockholders an increase of its authorized share capital necessary to meet the Company's obligations pursuant to this Debenture, and cause its board of directors to recommend to the stockholders that they approve such proposal.

(iii)           Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section (3) herein for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)           Legal Opinions. The Company is obligated to use commercially reasonable efforts to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period or other requirement for which the Underlying Shares may bear legends restricting the transfer thereof (i) following any sale of such Underlying Shares pursuant to Rule 144, (ii) if such Underlying Shares are eligible for sale and about to be sold under Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC); provided, however, that such Holder has delivered such reasonably requested representations to such transfer agent, the Company and the Company’s legal counsel in connection with the request for such opinion. To the extent a legal opinion is not provided (either timely or at all), then, in addition to being an Event of Default hereunder, the Company agrees to reimburse the Holder for all reasonable costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with the sale or transfer of the Underlying Shares of Common Stock. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

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(5)           Adjustments to Conversion Price

(a)           Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then each of the Fixed Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)           [Reserved].

(c)           Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock that is not a Change of Control Transaction (a "Corporate Event"), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Company's option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(d)           Whenever the Conversion Price is adjusted pursuant to Section (5) hereof, the Company shall promptly provide the Holder with a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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(e)           In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, a Holder shall have the right to (A) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate Principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(6)           REISSUANCE OF THIS DEBENTURE.

(a)           Register. The Company shall maintain at its principal executive offices or with the Transfer Agent (or at such other office or agency of the Company as it may designate by notice to each holder of this Debenture ), a register for this Debenture in which the Company shall record the name and address of the Person in whose name this Debenture has been issued (including the name and address of each transferee), the principal amount (and stated interest) of this Debenture held by such Person. The Company shall maintain the register in a manner that complies with the “registered form” requirements in Section 5f.103-1(c) of the United States Treasury Regulations.

(b)           Transfer. Holder shall not transfer this Debenture other than to its Affiliates. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver to the Holder a new Debenture (in accordance with Section (6)(e)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid Interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (6)(e)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (4)(d)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(c)           Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and substance and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (6)(e)) representing the outstanding Principal.

(d)           Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (6)(e)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

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(e)           Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (6)(a) or Section (6)(d), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(7)           Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or electronic mail (“e-mail”) and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, as applicable or (iii) receipt, when sent by e-mail, and, in each case of the foregoing clauses (i), (ii) and (iii), properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	Energy Vault Holdings, Inc.
4165 Thousand Oaks Blvd, Suite 100 Westlake Village, CA 91362
Attn: General Counsel
Email: Legal@energyvault.com

with a copy (which shall not constitute notice) to:	Vinson & Elkins L.L.P. 1114 Avenue of the Americas, 32nd Floor New York, NY 10036 Attention: Benjamin N. Heriaud Email: bheriaud@velaw.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
Email: Legal@yorkvilleadvisors.com

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or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this Section at least three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) electronically generated by the sender's email service provider containing the time, date, recipient email address or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt from a nationally recognized overnight delivery service or receipt by e-mail in accordance with clause (i), (ii) or (iii) above, respectively.

(8)           NO IMPAIRMENT. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, and Interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause each of its subsidiaries not to, without the consent of the Holder, enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under the this Debenture, including, without limitation, the obligation of the Company to make cash payments hereunder.

(9)           This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(10)         CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a)           Governing Law. This Debenture and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b)           Jurisdiction; Venue; Service.

(i)             The Company and the Holder each hereby irrevocably consent to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

(ii)            The Company and the Holder each agrees that venue shall be proper in any court of the Governing Jurisdiction or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

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(iii)           Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iv)           The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by e-mail or the mailing of copies thereof by registered or certified mail postage prepaid, to it at the e-mail address or physical address, as applicable, provided for notices in this Debenture, such service to become effective thirty (30) days after the date of e-mail or mailing, as applicable.

(v)            Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

(c)           THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS DEBENTURE OR ANY MATTER RELATING TO THIS DEBENTURE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

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(11)          TAX MATTERS.

(a)           On or prior to the Issuance Date (and from time to time thereafter upon the reasonable request of the Company), the Holder shall provide the Company with a duly completed and executed Internal Revenue Service Form W-9 or appropriate W-8 (and, if such applicable, a certificate establishing that such Holder satisfies the portfolio interest exemption).

(b)           No Debenture shall be held or owned or purchased or otherwise acquired by either a “specified foreign entity” or a “foreign-influenced entity” (as such terms are defined in Section 7701(a)(51)(B) or (D), as applicable, of the Internal Revenue Code of 1986, as amended (the “Code”), or in temporary, proposed or final United States Treasury Regulations or other guidance promulgated or proposed thereunder or issued in respect thereof).

(12)         Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. No provision of this Debenture may be waived or amended other than by a written agreement signed by the parties to this Debenture. No custom or practice of the parties at variance with the terms hereof shall constitute a waiver by any party of its right to exercise any right, power or remedy available to it hereunder or any other right, power or remedy or to demand strict compliance with the terms of this Debenture.

(13)

(a)           If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or imped the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

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(b)           This Amended and Restated Convertible Debenture amends and restates in its entirety that certain Convertible Debenture, dated as of the Issuance Date, that was executed by the Company and delivered to the Holder (the “Prior Debenture”).  It is the intention of the Company and the Holder that the execution and delivery of this Amended and Restated Convertible Debenture does not effectuate a novation of the obligations and liabilities of the Company to the Holder under the Prior Debenture, but merely serves as an amendment and restatement thereof, and supersedes and replaces the same.

(14)         CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a)           “Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(b)           “Amortization Event” shall mean (i) the daily VWAP is less than the Floor Price then in effect for five Trading Days during a period of seven consecutive Trading Days, (ii) the Company has issued in excess of 99% of the Common Stock available under the Exchange Cap, where applicable, or (iii) any time from and after November 21, 2025, the Investor is unable to utilize a Registration Statement to resell Underlying Shares for a period of ten (10) consecutive Trading Days; provided that any delay in the filing of, or suspension of use of, a Registration Statement during an allowable grace period pursuant to and in accordance with the terms of the Registration Rights Agreement shall not constitute an Amortization Event (the first day of each such occurrence, an “Amortization Event Date”).

(c)           “Amortization Installment Amount” means an amount equal to 20% of the outstanding Principal amount of this Debenture as of the applicable Amortization Event Date.

(d)           “Bloomberg" means Bloomberg Financial Markets (or if not available, a similar service provider of national recognized standing).

(e)           “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(f)           "Buy-In" shall have the meaning set forth in Section (4)(d)(ii).

(g)           "Buy-In Price" shall have the meaning set forth in Section (4)(d)(ii).

(h)           “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof) or (b) the merger, consolidation or sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions. No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision.

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(i)            “Closing Price” means the price per share in the last reported trade of the Common Stock on a Principal Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg.

(j)            “Commission” means the Securities and Exchange Commission.

(k)           “Common Stock” means the shares of common stock, par value $0.0001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(l)            “Company Redemption” shall have the meaning assigned in Section (2)(a).

(m)           “Company Redemption Notice” shall have the meaning assigned in Section (2)(a).

(n)           “Conversion Notice” shall have the meaning set forth in Section (4)(d).

(o)           “Conversion Price” shall have the meaning set forth in Section (4)(a)(ii).

(p)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(q)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)            “Floor Price” means $0.60.

(s)           “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

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(t)            “Installment Amount” means the total of the Installment Principal Amount set out in the Redemption Schedule, and all accrued and unpaid Interest outstanding as of the applicable Redemption Date.

(u)           “Mandatory Redemption Amount” means, (1) as of any day of determination for the then applicable Mandatory Redemption Event, a Principal Amount equal to 50% of the aggregate amount of indebtedness incurred under clause (viii) of the definition of Permitted Indebtedness (excluding any indebtedness to refinance or replace indebtedness previously incurred pursuant to such clause (viii)) (“Mandatory Redemption Indebtedness”) immediately following such Mandatory Redemption Event minus the lesser of (A) $50,000,000 and (B) the aggregate amount of Mandatory Redemption Indebtedness that has been incurred since the immediately preceding Mandatory Redemption Event, if any or (2) in the case of payments pursuant to clause (2) of the definition of Mandatory Redemption Event, a Principal Amount equal to the Restricted Credit Support Payment multiplied by a fraction equal to the then outstanding Principal Amount of this Debenture divided by the then outstanding amount of all Debentures issued pursuant to the Securities Purchase Agreement.

(v)           “Mandatory Redemption Event” means (1) the incurrence of any Mandatory Redemption Indebtedness; provided, that such Mandatory Redemption Event shall only occur when and if the aggregate Mandatory Redemption Indebtedness incurred pursuant to such clause (viii) exceeds $50,000,000 or (2) the payment by the Company of any cash in respect of any Permitted Credit Support (as defined in the Securities Purchase Agreement) incurred pursuant to clause (x) of the definition of Permitted Indebtedness in excess of $25,000,000 (“Restricted Credit Support Payment”).

(w)           “Material Adverse Effect” has the meaning given such term in the Securities Purchase Agreement.

(x)           “Optional Redemption” shall have the meaning assigned in Section (2)(c).

(y)           “Optional Redemption Amount” shall have the meaning assigned in Section (2)(c).

(z)           “Optional Redemption Notice” shall have the meaning assigned in Section (2)(c).

(aa)         “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(bb)         “Other Debentures” means any other outstanding debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(cc)         “Permitted Indebtedness” has the meaning assigned in the Securities Purchase Agreement.

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(dd)         “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), on Form 10-K and Form 10-Q, for so long as any amounts are outstanding under this Debenture or any Other Debenture; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

(ee)         “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(ff)          “Principal Market” means the New York Stock Exchange; provided however, that in the event the Common Stock is ever listed or traded on the Nasdaq Stock Market or any successor thereto, and such exchange is the principal trading market for the Common Stock in the United States, then the “Principal Market” shall mean Nasdaq Stock Market or such successor thereto.

(gg)         “Redemption Amount” shall have the meaning set forth in Section (2)(b).

(hh)         “Redemption Date” means either (i) except in respect of any Mandatory Redemption Event, each date listed under the “Redemption Date” column in the Redemption Schedule and shall include the Maturity Date and (ii) for any Mandatory Redemption Event, the first Business Day immediately following the occurrence of such Mandatory Redemption Event.

(ii)           “Redemption Premium” means (i) 7% of the Principal amount being paid pursuant to Section (2)(b), provided however, if as of any Redemption Date there is an Amortization Event in effect which has not been cured, then, the Redemption Premium in respect of such Redemption Date shall be 10%; (ii) 10% of the Principal amount being paid pursuant to Section (2)(c)(i); provided that the Redemption Premium shall be 15% of the Principal amount for any Principal amount being repaid pursuant to Section (2)(c)(i) that exceeds, when aggregated with all other redemptions pursuant Section (2)(c)(i), $5,750,000; and (iii) 10% of the Principal amount being paid pursuant to Section (2)(c)(ii).

(jj)           “Registration Rights Agreement” has the meaning given such term in the Securities Purchase Agreement.

(kk)         “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.

(ll)           “Required Holders” has the meaning given such term in the Securities Purchase Agreement.

(mm)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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(nn)         “Subsidiary” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

(oo)         “Trading Day” means a day on which the shares of Common Stock are quoted or traded on a Principal Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(pp)         “Transaction Document” has the meaning given such term in the Securities Purchase Agreement.

(qq)         “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.

(rr)          "VWAP" means, for any Trading Day as of any date, the daily volume-weighted average price of the Common Stock for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
ENERGY VAULT HOLDINGS, INC.

By:	/s/ Michael Beer
Name:	Michael Beer
Title:	Chief Financial Officer

EXHIBIT I

REDEMPTION SCHEUDLE

EXHIBIT II(a)(i)

COMPANY REDEMPTION NOTICE

EXHIBIT II(a)(ii)

MANDATORY REDEMPTION NOTICE

EXHIBIT III

CONVERSION NOTICE